EXHIBIT 23.1


                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTS

         We have issued our report dated February 3, 2000, accompanying the consolidated financial statements and schedule of ONTRACK Data International, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 1999. We hereby consent to the incorporation by reference of said report in this Registration Statement of ONTRACK Data International Inc. on Form S-8 to be filed with the Securities Exchange Commission on or about July 26, 2000 and in the Registration Statements of ONTRACK Data International Inc. on Forms S-8 (File No. 333-18969, effective December 10, 1996 and File No. 333-87873, effective September 27, 1999).

                                       /s/ Grant Thornton LLP

Minneapolis, Minnesota
July 26, 2000